UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 9, 2022

Verve Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40489	82-4800132
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Technology Square, Suite 901

Cambridge, Massachusetts

02139

(Address of principal executive offices, including zip code)

(617) 603-0070

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	VERV	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 9, 2022, the board of directors (the “Board”) of Verve Therapeutics, Inc. (the “Company”), following the recommendation of the Nominating and Corporate Governance Committee of the Board, elected Alexander “Bo” Cumbo as a member of the Board and as a member of the Compensation Committee of the Board, effective as of June 9, 2022. Mr. Cumbo was designated as a Class II director with a term expiring at the 2023 annual meeting of the stockholders of the Company and thereafter until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. The Board has determined that Mr. Cumbo is “independent” as contemplated by the Nasdaq Stock Market and other governing laws and applicable regulations. The election of Mr. Cumbo brings the size of the Board to seven members.

Mr. Cumbo, age 51, has served as the President and Chief Executive Officer of AavantiBio, Inc., a gene therapy company, since October 2020. From January 2013 to October 2020, Mr. Cumbo held positions of increasing responsibility at Sarepta Therapeutics, Inc., a leader in precision genetic medicine for rare diseases, ultimately serving as Executive Vice President, Chief Commercial Officer. From 2011 to 2013, Mr. Cumbo served as Vice President of Sales and Treatment Education for Vertex Pharmaceuticals Incorporated, a global biotechnology company, launching Incivek, a treatment for hepatitis C, and from 2010 to 2011, he served as Area Director for Vertex. Prior to Vertex, Mr. Cumbo served in multiple commercial roles supporting the HIV, HBV, and cardiovascular franchises at Gilead Sciences, Inc., a biopharmaceutical company. Mr. Cumbo previously served on the board of RA Pharmaceuticals, Inc., a clinical stage biopharmaceutical company acquired by UCB, Brussels, from November 2018 to April 2020. Mr. Cumbo received his Bachelor of Science in Laboratory Technology from Auburn University.

There are no arrangements or understandings between Mr. Cumbo and any other person pursuant to which he was elected as a director. There are no transactions in which Mr. Cumbo has an interest requiring disclosure under Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended.

Mr. Cumbo will be compensated in the same manner as the Company’s other non-employee directors. Information concerning the current compensation of the Company’s directors is set forth in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 29, 2022. Accordingly, Mr. Cumbo received, upon his election to the Board, an option to purchase 31,000 shares of common stock of the Company at an exercise price of $14.04 per share, the closing price per share of the Company’s common stock on the Nasdaq Global Select Market on the effective date of Mr. Cumbo’s election.

In connection with his election, Mr. Cumbo has entered into the Company’s standard form of Indemnification Agreement, a copy of which was filed as Exhibit 10.17 to the Company’s Registration Statement on Form S-1 (File No. 333-256608) filed with the SEC on May 28, 2021. Pursuant to the terms of this agreement, the Company may be required, among other things, to indemnify Mr. Cumbo for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as a director of the Company.

Item 5.07	Submission of Matters to a Vote of Security Holders

The Company held its Annual Meeting of Stockholders on June 9, 2022 (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders considered and voted on the two proposals set forth below, each of which is described in greater detail in the Company’s definitive proxy statement, filed with the SEC on April 29, 2022. The final voting results are set forth below.

Proposal 1 – Election of Class I Directors

The stockholders of the Company elected John Evans and Krishna Yeshwant, M.D. to serve as Class I directors of the Company, for a three-year term ending at the annual meeting of stockholders to be held in 2025 and until each of their successors has been duly elected and qualified or until their earlier resignation or removal. The results of the stockholders’ vote with respect to the election of the Class I directors were as follows:

	Votes For	Votes Withheld	Broker Non-Votes
John Evans	30,009,983	9,111,871	8,241,140
Krishna Yeshwant, M.D.	34,087,840	5,034,015	8,241,140

Proposal 2 – Ratification of Appointment of the Company’s Independent Registered Public Accounting Firm

The stockholders of the Company ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. The results of the stockholders’ vote with respect to such ratification were as follows:

Votes For	Votes Against	Votes Abstaining
42,665,206	4,205,067	492,722

No other matters were submitted to or voted on by the Company’s stockholders at the Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verve Therapeutics, Inc.

Date: June 13, 2022	By:	/s/ Andrew D. Ashe
Name: Andrew D. Ashe
Title: President, Chief Operating Officer and General Counsel